Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		EVP, Finance/Administration
Lowell, Arkansas 72745		and Chief Financial Officer
(NASDAQ: JBHT)		(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. Hunt Transport Services, Inc. Announces CIO/EVP Retirement, Appointment

LOWELL, ARK., Dec. 8, 2015 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced today that Kay Lewis, Chief Information Officer (CIO) and Executive Vice President (EVP) of Technology and Engineering, will retire on Dec. 31, 2015 after 27 years with the company. Stuart Scott, was hired from Tempur-Sealy and will take over the position on Jan. 1, 2016.

Prior to joining J.B. Hunt, Scott held the CIO role at Tempur-Sealy International, CIO at Microsoft and CIO for various General Electric businesses. Recognized by CIO Magazine’s Top 100 CIOs and Information Week’s Top 30 CIOs lists, Scott brings a wealth of knowledge and innovative abilities to the J.B. Hunt executive team and technology organization. Additionally, Scott served as the VP of Business Development for Webvan, a last mile delivery service startup.

Scott earned a B.S. and Master’s Degree in Engineering from University of Louisville, an MBA from Vanderbilt University and a Six Sigma Black Belt certification from GE. At J.B. Hunt, he will be continuing a legacy of technological innovation that started with Lewis.

Lewis began her career with J.B. Hunt as a programming specialist in 1988, joining the company after working for EDS as a Systems Engineer Manager. She quickly rose through the ranks of J.B. Hunt and became the CIO/EVP in August 1999. She helped build and expand the company’s IT department, making J.B. Hunt an industry leader in IT.

“Kay has done a tremendous job building the foundation of an impressive IT organization in the logistics industry,” said President and CEO John Roberts. “We wish her the best in her retirement. She is an innovator who created a top-notch IT department at J.B. Hunt. We are confident Stuart will further expand our technological capabilities and live up to the high standards Kay embodies. J.B. Hunt is a pioneer in the transportation and logistics industry, and Stuart is well prepared to step into this important role.”

Lewis will remain available as an advisor to the company as Scott assumes her previous role.

“During my career with J.B. Hunt, I was given a remarkable opportunity to work with the most talented, dedicated and driven employees in our industry,” said Lewis. “This company has been my home for almost three decades, and I have built relationships that will last me for years to come. The unlimited possibilities available at J.B. Hunt propelled my success, and I have no doubt that Stuart will find this role invigorating, challenging and more rewarding than he could ever imagine. He is the right person for the job, and I am pleased that I got to play a role in his appointment.”

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500 and S&P 500 Company, focuses on providing safe and reliable transportation services to a diverse group of customers throughout the contiguous United States, Canada and Mexico. Utilizing an integrated, multimodal approach, the company provides capacity-oriented solutions centered on delivering customer value and industry-leading service. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.